Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Volterra Semiconductor Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-118006, 333-123090, 333-141265, 333-149568, 333-157698, and 333-165216) on Form S-8 of Volterra Semiconductor Corporation of our report dated March 8, 2011, with respect to the consolidated balance sheets of Volterra Semiconductor Corporation and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010 and the effectiveness of internal control over financial reporting as of December 31, 2010, which report appears in the December 31, 2010 annual report on Form 10-K of Volterra Semiconductor Corporation.

(signed) KPMG LLP

Mountain View, California

March 8, 2011